Exhibit 99.1

Concrete Pumping Holdings Reports First Quarter Fiscal Year 2022 Results

DENVER, CO – March 10, 2022 – Concrete Pumping Holdings, Inc. (Nasdaq: BBCP) (the “Company” or “CPH”), a leading provider of concrete pumping and waste management services in the U.S. and U.K., reported financial results for the quarter ended January 31, 2022.

First Quarter Fiscal Year 2022 Summary vs. First Quarter Fiscal Year 2021 (unless otherwise noted)

●	Revenue increased 21.3% to $85.4 million compared to $70.4 million.
●	Gross margin was 39.9% compared to 42.4%.
●	Net income available to common shareholders increased to $0.7 million or $0.01 per diluted share, compared to a net loss attributable to common shareholders of $(12.8) million or $(0.24) per diluted share.
●	Adjusted EBITDA[1] increased 7.3% to $24.0 million compared to $22.4 million, with Adjusted EBITDA margin of 28.1% compared to 31.7%.
●	Amounts outstanding under debt agreements was $391.2 million with net debt[1] of $388.4 million. Total available liquidity was $108.0 million as of January 31, 2022, compared to $129.9 million as of October 31, 2021.
	●	2022 first quarter included growth investments of $19.2 million related to recent acquisition of the assets of Pioneer Concrete Pumping.

Management Commentary

“During the first quarter, we improved revenue across all segments more than 20%, further highlighting the strength and momentum of our business,” said Bruce Young, CEO of the Company. “Our residential and infrastructure work continued to drive the bulk of the outperformance and it is encouraging to see the recovery of commercial projects as the pandemic wanes and people return to work. Similar to last quarter, rapid year-over-year inflation, particularly in diesel fuel, impacted our gross margin. However, our team has done a good job recalibrating our rates and we believe we are well positioned to offset such inflationary headwinds in 2022.

“As we look further into fiscal year 2022, we expect to take full advantage of strong residential and infrastructure end markets, while remaining proactive on opportunities in the rebounding commercial space. We remain committed to maximizing shareholder value by leveraging our unique operational capabilities, market momentum and accretive M&A strategy.”

1 Adjusted EBITDA and net debt are financial measures that are not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a discussion of the definition of the non-GAAP financial measures used in this release and a reconciliation to the most comparable GAAP measure.

First Quarter Fiscal Year 2022 Financial Results

Revenue in the first quarter of fiscal year 2022 increased 21.3% to $85.4 million compared to $70.4 million in the first quarter of fiscal year 2021. The increase was primarily attributable to double-digit growth across each of the Company’s segments. Excluding the revenue contribution from the acquisitions of Hi-Tech Concrete Pumping Services ("Hi-Tech") of $2.6 million and Pioneer Concrete Pumping Service, Inc. ("Pioneer") of $4.1 million in September and November 2021, respectively, organic revenue for the quarter increased 11.8% to $78.7 million.

Gross profit in the first quarter of fiscal year 2022 increased 14.3% to $34.1 million compared to $29.9 million in the first quarter of fiscal year 2021. Gross margin was 39.9% compared to 42.4% in the prior year quarter due to inflationary pressures, primarily in diesel fuel.

G&A expenses for the fiscal 2022 first quarter were $26.7 million compared to $22.4 million in the first quarter of 2021. As a percentage of revenue, G&A expenses improved to 31.3% in the first quarter of 2022 compared to 31.8% in the first quarter of 2021.

Net income available to common shareholders in the first quarter of 2022 improved to $0.7 million or $0.01 per diluted share, compared to a net loss of $(12.8) million or $(0.24) per diluted share in the prior year quarter. In the first quarter of 2021, net loss included a $15.5 million loss on extinguishment of debt relating to the January 2021 refinancing.

Adjusted EBITDA in the first quarter of fiscal year 2022 was $24.0 million compared to $22.4 million in the first quarter of fiscal year 2021. Adjusted EBITDA margin was 28.1% compared to 31.7% in the prior year quarter, with the slight decline primarily attributable to inflationary pressures.

Liquidity

On January 31, 2022, the Company had debt outstanding of $391.2 million, net debt of $388.4 million and total available liquidity of $108.0 million.

Segment Results

U.S. Concrete Pumping. Revenue in the first quarter of fiscal 2022 increased 20.6% to $63.1 million compared to $52.3 million in the year-ago quarter. The improvement was primarily driven by recent acquisitions and increases in the rate per billed hour charge in a number of our markets. Excluding the acquisitions of Hi-Tech of $2.6 million and Pioneer of $4.1 million, revenue for the first quarter of fiscal 2022 increased 8% to $56.4 million. Net loss in the first quarter of fiscal 2022 improved to $(0.7) million compared to a net loss of $(12.7) million in the prior year quarter. Adjusted EBITDA in the first quarter of fiscal 2022 was $15.2 million compared to $15.3 million in the year-ago quarter.

U.K. Operations. Revenue in the first quarter of fiscal 2022 grew 22.9% to $12.0 million compared to $9.8 million in the year-ago quarter. The increase was largely attributable to organic volume growth from COVID-19 recovery tailwinds and an improvement in the rate per job charged across the U.K. region. Net loss in the first quarter of fiscal 2022 improved to $(0.2) million compared to a net loss of $(0.5) million in the prior year first quarter. Adjusted EBITDA in the first quarter of fiscal 2022 improved 20% to $3.3 million compared to $2.7 million in the year-ago quarter.

U.S. Concrete Waste Management Services. Revenue in the first quarter of fiscal 2022 increased 24.2% to $10.5 million compared to $8.4 million in the year-ago quarter. The double-digit improvement was a result of organic growth, rate improvements, and pandemic recovery trends. Net income in the first quarter of fiscal 2022 improved to $1.7 million from net income of $0.6 million in the prior year first quarter. Adjusted EBITDA in the first quarter of fiscal 2022 increased 32.7% to $4.9 million compared to $3.7 million in the year-ago quarter.

Fiscal Year 2022 Outlook

The Company continues to expect fiscal year 2022 revenue to range between $360.0 million to $370.0 million, Adjusted EBITDA to range between $115.0 million to $120.0 million, and free cash flow2 to range between $55.0 million and $60.0 million.

2 Free cash flow is defined as Adjusted EBITDA less net replacement capital expenditures less cash paid for interest.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its first quarter 2022 results.

Date: Thursday, March 10, 2022

Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)

Toll-free dial-in number: 1-877-407-9039

International dial-in number: 1-201-689-8470

Conference ID: 13727191

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay at "https://themediaframe.com/mediaframe/webcast.html?webcastid=2Hq8PlKA” and via the investor relations section of the Company’s website at www.concretepumpingholdings.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through March 31, 2022.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13727191

About Concrete Pumping Holdings

Concrete Pumping Holdings is the leading provider of concrete pumping services and concrete waste management services in the fragmented U.S. and U.K. markets, primarily operating under what we believe are the only established, national brands in both geographies – Brundage-Bone for concrete pumping in the U.S., Camfaud in the U.K., and Eco-Pan for waste management services in both the U.S. and U.K. The Company’s large fleet of specialized pumping equipment and trained operators position it to deliver concrete placement solutions that facilitate labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. Highly complementary to its core concrete pumping service, Eco-Pan seeks to provide a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. As of January 31, 2022, the Company provided concrete pumping services in the U.S. from a footprint of approximately 95 locations across 19 states, concrete pumping services in the U.K. from approximately 30 locations, and route-based concrete waste management services from 17 locations in the U.S. and 1 shared location in the U.K. For more information, please visit www.concretepumpingholdings.com or the Company’s brand websites at www.brundagebone.com, www.camfaud.co.uk, or www.eco-pan.com.

Forward‐Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” “outlook” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, including the Company's fiscal year 2022 outlook. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the impacts of recent inflationary pressures, global economic conditions and events elated to these conditions, such as military hostilities commenced by Russia in Ukraine and the COVID-19 pandemic; the outcome of any legal proceedings or demand letters that may be instituted against or sent to the Company or its subsidiaries; the ability of the Company to grow and manage growth profitably and retain its key employees; the ability to complete targeted acquisitions and realize the expected benefits from the acquisitions of the assets of Hi-Tech Concrete Pumping Services and Pioneer Concrete Pumping Service; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including the risk factors in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Measures

Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). The Company believes that this non-GAAP financial measure provides useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. The Company’s management also uses this non-GAAP financial measure to compare the Company’s performance to that of prior periods for trend analyses, determining incentive compensation and for budgeting and planning purposes. Adjusted EBITDA is also used in quarterly and annual financial reports provided to the Company’s board of directors. The Company believes that this non-GAAP measure provides an additional tool for investors to use in evaluating the Company’s ongoing operating results and in comparing the Company’s financial results with competitors who also present similar non-GAAP financial measures.

Adjusted EBITDA is defined as net income calculated in accordance with GAAP plus interest expense, income taxes, depreciation, amortization, transaction expenses, loss on debt extinguishment, stock-based compensation, other income, net, and other adjustments. Adjusted EBITDA is not pro forma for acquisitions. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue for the period presented. See below for a reconciliation of Adjusted EBITDA to net income (loss) calculated in accordance with GAAP.

Net debt is calculated as all amounts outstanding under debt agreements (currently this includes the Company’s senior notes and revolving line of credit balances, excluding any offsets for capitalized deferred financing costs) measured in accordance with GAAP less cash. Cash is subtracted from the GAAP measure because it could be used to reduce the Company’s debt obligations. A limitation associated with using net debt is that it subtracts cash and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor the Company’s leverage and evaluate the Company’s consolidated balance sheet. See “Non-GAAP Measures (Reconciliation of Net Debt)” below for a reconciliation of net debt to amounts outstanding under debt agreements calculated in accordance with GAAP.

Free cash flow is defined as Adjusted EBITDA less net replacement capital expenditures and cash paid for interest. Replacement capital expenditures are investments in replacing existing equipment. This measure is not a substitute for cash flow from operations and does not represent the residual cash flow available for discretionary expenditures, since certain non-discretionary expenditures, such as debt servicing payments, are not deducted from the measure. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor and evaluate the cash flow yield of the business.

The financial statement tables that accompany this press release include a reconciliation of Adjusted EBITDA and net debt to the applicable most comparable U.S. GAAP financial measure. However, the Company has not reconciled the forward-looking Adjusted EBITDA guidance range and free cash flow range included in this press release to the most directly comparable forward-looking GAAP measures because this cannot be done without unreasonable effort due to the lack of predictability regarding the various reconciling items such as provision for income taxes and depreciation and amortization.

Current and prospective investors should review the Company’s audited annual and unaudited interim financial statements, which are filed with the U.S. Securities and Exchange Commission, and not rely on any single financial measure to evaluate the Company’s business. Other companies may calculate Adjusted EBITDA, net debt and free cash flow differently and therefore these measures may not be directly comparable to similarly titled measures of other companies.

Contact:

Company: Iain Humphries Chief Financial Officer 1-303-289-7497	Investor Relations: Gateway Investor Relations Cody Slach 1-949-574-3860 BBCP@gatewayir.com

Concrete Pumping Holdings, Inc.
Consolidated Balance Sheets

	January 31,	October 31,
(in thousands, except per share amounts)	2022	2021

Current assets:
Cash and cash equivalents	$2,787	$9,298
Trade receivables, net	48,203	49,034
Inventory	5,142	4,902
Income taxes receivable	314	275
Prepaid expenses and other current assets	10,420	4,110
Total current assets	66,866	67,619

Property, plant and equipment, net	357,671	337,771
Intangible assets, net	153,572	158,539
Goodwill	224,193	224,700
Other non-current assets	2,056	2,168
Deferred financing costs	1,758	1,868
Total assets	$806,116	$792,665

Current liabilities:
Revolving loan	$16,208	$990
Current portion of capital lease obligations	104	103
Accounts payable	7,462	10,706
Accrued payroll and payroll expenses	8,768	12,226
Accrued expenses and other current liabilities	28,094	23,940
Income taxes payable	393	274
Total current liabilities	61,029	48,239

Long term debt, net of discount for deferred financing costs	369,432	369,084
Capital lease obligations, less current portion	251	278
Deferred income taxes	70,215	70,566
Warrant liability	16,923	16,923
Total liabilities	517,850	505,090

Zero-dividend convertible perpetual preferred stock, $0.0001 par value, 2,450,980 shares issued and outstanding as of January 31, 2022 and October 31, 2021	25,000	25,000

Stockholders' equity
Common stock, $0.0001 par value, 500,000,000 shares authorized, 56,700,048 and 56,564,642 issued and outstanding as of January 31, 2022 and October 31, 2021, respectively	6	6
Additional paid-in capital	375,754	374,272
Treasury stock	(995)	(461)
Accumulated other comprehensive income	2,231	3,671
Accumulated deficit	(113,730)	(114,913)
Total stockholders' equity	263,266	262,575

Total liabilities and stockholders' equity	$806,116	$792,665

Concrete Pumping Holdings, Inc.
Consolidated Statements of Operations

	Three Months Ended January 31,
(in thousands, except share and per share amounts)	2022	2021

Revenue	$85,448	$70,421
Cost of operations	51,321	40,558
Gross profit	34,127	29,863
Gross margin	39.9%	42.4%

General and administrative expenses	26,721	22,388
Transaction costs	21	29
Income from operations	7,385	7,446

Interest expense, net	(6,261)	(6,900)
Loss on extinguishment of debt	-	(15,510)
Change in fair value of warrant liabilities	-	-
Other income, net	37	26
Income (loss) before income taxes	1,161	(14,938)

Income tax benefit	(22)	(2,648)
Net income (loss)	1,183	(12,290)

Less accretion of liquidation preference on preferred stock	(441)	(507)

Income (loss) available to common shareholders	$742	$(12,797)

Weighted average common shares outstanding
Basic	53,667,290	53,146,103
Diluted	54,712,478	53,146,103

Net income (loss) per common share
Basic	$0.01	$(0.24)
Diluted	$0.01	$(0.24)

Concrete Pumping Holdings, Inc.
Consolidated Statements of Cash Flows

	For the Three Months Ended January 31,
(in thousands, except per share amounts)	2022	2021

Net income (loss)	$1,183	$(12,290)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,341	6,925
Deferred income taxes	(175)	(2,855)
Amortization of deferred financing costs	458	961
Amortization of intangible assets	5,739	6,913
Stock-based compensation expense	1,480	672
Change in fair value of warrant liabilities	-	-
Loss on extinguishment of debt	-	15,510
Net gain on the sale of property, plant and equipment	(444)	(593)
Net changes in operating assets and liabilities:
Trade receivables, net	676	5,656
Inventory	(265)	(10)
Prepaid expenses and other current assets	(6,232)	(4,287)
Income taxes payable, net	80	(512)
Accounts payable	(3,460)	(1,157)
Accrued payroll, accrued expenses and other current liabilities	5,807	(2,353)
Net cash provided by operating activities	13,188	12,580

Cash flows from investing activities:
Purchases of property, plant and equipment	(35,431)	(9,434)
Proceeds from sale of property, plant and equipment	1,950	1,894
Purchases of intangible assets	(1,050)	-
Net cash used in investing activities	(34,531)	(7,540)

Cash flows from financing activities:
Proceeds on long term debt	-	375,000
Payments on long term debt	-	(381,206)
Proceeds on revolving loan	92,164	80,945
Payments on revolving loan	(76,928)	(75,122)
Payment of debt issuance costs	-	(8,464)
Payments on capital lease obligations	(25)	(23)
Purchase of treasury stock	(534)	(330)
Net cash provided by (used in) financing activities	14,677	(9,200)
Effect of foreign currency exchange rate on cash	155	(304)
Net decrease in cash and cash equivalents	(6,511)	(4,463)
Cash and cash equivalents:
Beginning of period	9,298	6,736
End of period	$2,787	$2,273

Concrete Pumping Holdings, Inc.
Segment Revenue

	Three Months Ended January 31,		Change
(in thousands)	2022	2021	$	%
U.S. Concrete Pumping	63,069	$52,316	$10,753	20.6%
U.K. Operations	12,022	9,780	2,242	22.9%
U.S. Concrete Waste Management Services	10,457	8,422	2,035	24.2%
Corporate	625	625	-	0.0%
Intersegment	(725)	(722)	(3)	0.4%
	$85,448	$70,421	$15,027	21.3%

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA and Net Income (Loss)

	Net Income (Loss)		Adjusted EBITDA
	Three Months Ended January 31,		Three Months Ended January 31,
(in thousands, except percentages)	2022	2021	2022	2021	$ Change	% Change
U.S. Concrete Pumping	$(701)	$(12,676)	$15,156	$15,287	$(131)	-0.9%
U.K. Operations	(172)	(532)	3,287	2,746	541	19.7%
U.S. Concrete Waste Management Services	1,749	616	4,911	3,700	1,211	32.7%
Corporate	307	302	625	625	-	0.0%
	$1,183	$(12,290)	$23,979	$22,358	$1,621	7.3%

Concrete Pumping Holdings, Inc.
Quarterly Financial Performance

(dollars in millions)	Revenue	Net Income (Loss)	Adjusted EBITDA[1]	Capital Expenditures[2]	Adjusted EBITDA less Capital Expenditures

Q1 2020	$74	$(3)	$24	$20	$4
Q2 2020	$74	$(59)	$24	$4	$20
Q3 2020	$77	$3	$30	$6	$24
Q4 2020	$79	$(2)	$30	$6	$24
Q1 2021	$70	$(12)	$22	$8	$15
Q2 2021	$77	$(11)	$25	$5	$20
Q3 2021	$81	$5	$28	$17	$11
Q4 2021	$88	$3	$28	$27	$1
Q1 2022	$85	$1	$24	$35	$(11)

1 Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a reconciliation of such measure to its most comparable GAAP measure.

2 Capital expenditures included $19.2 million related to growth investments for fiscal 2022 first quarter and $5.9 million and $14.1 million related to growth investments for fiscal 2021 third and fourth quarters, respectively.

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income (Loss) to Reported EBITDA to Adjusted EBITDA

(dollars in thousands)	Q1 2020	Q2 2020	Q3 2020	Q4 2020
Consolidated
Net income (loss)	$(3,137)	$(55,714)	$247	$(2,648)
Interest expense, net	9,503	8,765	8,364	7,777
Income tax expense (benefit)	(1,147)	(2,221)	(462)	(1,147)
Depreciation and amortization	15,085	15,076	14,665	16,827
EBITDA	20,304	(34,094)	22,814	20,809
Transaction expenses	-	-	-	-
Loss on debt extinguishment	-	-	-	-
Stock based compensation	1,467	1,383	1,357	7,247
Change in fair value of warrant liabilities	391	(3,254)	2,734	391
Other expense (income)	(69)	(33)	(36)	(31)
Goodwill and intangibles impairment	-	57,944	-	-
Other adjustments	1,741	1,569	3,169	1,498
Adjusted EBITDA	$23,834	$23,515	$30,038	$29,914

	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Q1 2022
Consolidated
Net income (loss)	$(12,290)	$(10,853)	$4,638	$3,432	$1,183
Interest expense, net	6,900	6,029	6,153	6,107	6,261
Income tax expense (benefit)	(2,648)	170	1,652	3,468	(22)
Depreciation and amortization	13,838	14,007	13,838	14,220	14,080
EBITDA	5,800	9,353	26,281	27,227	21,502
Transaction expenses	29	55	111	117	21
Loss on debt extinguishment	15,510	-	-	-	-
Stock based compensation	672	3,350	1,258	1,311	1,480
Change in fair value of warrant liabilities	-	11,456	(260)	(1,301)	-
Other expense (income)	(26)	(26)	(32)	(32)	(37)
Goodwill and intangibles impairment	-	-	-	-	-
Other adjustments	373	859	1,091	963	1,013
Adjusted EBITDA	$22,358	$25,047	$28,449	$28,285	$23,979

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income (Loss) to Reported EBITDA to Adjusted EBITDA

	Three Months Ended January 31,
(dollars in thousands)	2022	2021
Consolidated
Net income (loss)	$1,183	$(12,290)
Interest expense, net	6,261	6,900
Income tax expense (benefit)	(22)	(2,648)
Depreciation and amortization	14,080	13,838
EBITDA	21,502	5,800
Transaction expenses	21	29
Loss on debt extinguishment	-	15,510
Stock based compensation	1,480	672
Change in fair value of warrant liabilities	-	-
Other expense (income)	(37)	(26)
Other adjustments	1,013	373
Adjusted EBITDA	$23,979	$22,358

U.S. Concrete Pumping
Net income (loss)	$(701)	$(12,676)
Interest expense, net	5,483	6,123
Income tax expense (benefit)	(639)	(2,822)
Depreciation and amortization	9,808	9,271
EBITDA	13,951	(104)
Transaction expenses	21	29
Loss on debt extinguishment	-	15,510
Stock based compensation	1,480	672
Other expense (income)	(29)	(12)
Other adjustments	(267)	(808)
Adjusted EBITDA	$15,156	$15,287

U.K. Operations
Net income (loss)	$(172)	$(532)
Interest expense, net	778	777
Income tax expense (benefit)	(82)	(177)
Depreciation and amortization	1,985	2,011
EBITDA	2,509	2,079
Transaction expenses	-	-
Loss on debt extinguishment	-	-
Stock based compensation	-	-
Other expense (income)	(2)	(14)
Other adjustments	780	681
Adjusted EBITDA	$3,287	$2,746

U.S. Concrete Waste Management Services
Net income (loss)	$1,749	$616
Interest expense, net	-	-
Income tax expense (benefit)	594	236
Depreciation and amortization	2,074	2,348
EBITDA	4,417	3,200
Transaction expenses	-	-
Loss on debt extinguishment	-	-
Stock based compensation	-	-
Other expense (income)	(6)	-
Other adjustments	500	500
Adjusted EBITDA	$4,911	$3,700

Corporate
Net income (loss)	$307	$302
Interest expense, net	-	-
Income tax expense (benefit)	105	115
Depreciation and amortization	213	208
EBITDA	625	625
Transaction expenses	-	-
Loss on debt extinguishment	-	-
Stock based compensation	-	-
Change in fair value of warrant liabilities	-	-
Other expense (income)	-	-
Other adjustments	-	-
Adjusted EBITDA	$625	$625

Concrete Pumping Holdings, Inc.
Reconciliation of Net Debt

	January 31,	April 30,	July 31,	October 31,	January 31,	Change in Net Debt
(in thousands)	2021	2021	2021	2021	2022	Q4'21 to Q1'22	YoY
Senior Notes	375,000	375,000	375,000	375,000	375,000	-	-
Revolving loan draws outstanding	7,687	1,087	-	990	16,208	15,218	8,521
Less: Cash	(2,273)	(13,714)	(20,204)	(9,298)	(2,787)	6,511	(514)
Net debt	380,414	362,373	354,796	366,692	388,421	21,729	8,007